ION announces 1-for-15 Reverse Stock Split, Authorized Share Increase and amendments to 2013 Long-Term Incentive Plan following stockholder approval
HOUSTON, TX – February 4, 2016 – ION Geophysical Corporation (the “Company”) (NYSE: IO) today announced (i) a 1-for-15 reverse stock split on shares of the Company’s common stock (the “Reverse Stock Split”), (ii) an increase in the number of authorized shares of the Company’s common stock from 200 million to 400 million (the “Authorized Share Increase”) and (iii) certain amendments to the Company’s 2013 Long-Term Incentive Plan (the “2013 LTIP”) to increase (i) the total number of shares of the Company’s common stock available for issuance under the 2013 LTIP to 1,248,667 and (ii) the maximum number of such shares that may be granted in the form of full-value awards to 412,060 (the “LTIP Amendments”). Authorization to implement the Reverse Stock Split, Authorized Share Increase and LTIP Amendments was approved by the Company’s stockholders at a special meeting held on February 1, 2016.
The Authorized Share Increase became effective on February 2, 2016. Upon completion of the Authorized Share Increase, the number of authorized shares of the Company’s common stock increased from 200 million to 400 million.
The Reverse Stock Split became effective after the market closed on February 4, 2016, which will result in the Company’s common stock to begin trading on a split-adjusted basis at market open on February 5, 2016. Upon completion of the Reverse Stock Split, every 15 shares of common stock owned by a stockholder will be combined into one share of common stock, the number of outstanding shares will be reduced from approximately 159.8 million to approximately 10.6 million, and the number of authorized shares was reduced from 400 million to 26.7 million.
The Company will not issue fractional shares in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares following the Reverse Stock Split will receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares. The sum will be based on the net proceeds, after customary brokerage commissions and other expenses, resulting from the transfer agent aggregating and selling all fractional share interests into the market. Such proceeds will be paid on a pro rata basis, depending on the fractional amount of shares owned.
After the effective time of the Reverse Stock Split, holders of certificated shares and registered book-entry holders of common stock will be sent a transmittal letter from the Company’s transfer agent, Computershare Investor Services, regarding their stock ownership. All questions regarding ownership should be directed to Computershare Investor Services at (888) 360-9508. Beneficial holders of the Company’s common stock are encouraged to contact their bank, broker, custodian or other nominee with questions regarding procedures for processing the Reverse Stock Split.
The LTIP Amendments became effective at the close of business on February 4, 2016. Upon completion of the LTIP Amendments, after giving effect to the Reverse Stock split the total number of shares of the Company’s common stock available for issuance under the 2013 LTIP was increased to 1,248,667, and the maximum number of such shares that may be granted in the form of full-value awards was increased to 412,060.

About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry.  ION's offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.

Contacts
Jamey S. Seely
Executive Vice President, General Counsel and Corporate Secretary
+1.281.552.3011

This press release contains “forward-looking” statements, including, without limitation, those associated with effecting the proposed Reverse Stock Split, Authorized Share Increase and LTIP Amendments and the continued listing of the Company's securities on the NYSE. Any statements contained in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the effect the Reverse Stock Split, Authorized Share Increase and/or LTIP Amendments may have on the Company's stock price, and changes in economic, competitive, strategic, financing, regulatory or other factors that may affect the Company's business, many of which are beyond the control of the Company. The Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of any change in events, conditions or circumstances or otherwise.

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